Exhibit 11.1

                             NEWMIL BANCORP, INC.
                 COMPUTATION OF NET INCOME PER COMMON SHARE
                   (in thousands except per share amounts)

                                        Three months        Nine months
                                            ended              ended
                                        March 31,           March 31,
                                        1998     1997      1998       1997
Net income
Net income - basic and diluted         $750      $675     $2,156     $1,925

Weighted Average Common and Common
 Equivalent Stock
Weighted average common stock
 outstanding                           3,855     3,973     3,846     4,025

Weighted average common stock
 outstanding                          3,855      3,973     3,846     4,025
Assumed conversion as of the
 beginning of each period or upon
 issuance during a period of stock
 options outstanding at the end of
 each period                            415        454       414       453
Assumed purchase of treasury stock
 during each period with proceeds
 from conversion of stock options
 outstanding at the end of each
 period                                (205)     (273)      (205)     (293)
Weighted average common and common
 equivalent stock outstanding -
 diluted                              4,065     4,154      4,055     4,185

Earnings Per Common and Common
Equivalent Share
Basic                                 $0.19     $0.17     $0.56      $0.48
Diluted                               $0.18     $0.16     $0.53      $0.46
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